Exhibit 10.9

Tobira Therapeutics, Inc.

198 US HIGHWAY 9 NORTH, SUITE 200

MANALAPAN, NJ 07726

July 23, 2011

Helen Jenkins

Dear Helen,

Tobira Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Senior Vice President, Program Leadership, and you will initially report to the Company’s President & CEO. In this capacity, you will perform such tasks as reasonably assigned by the Company’s President & CEO, including but not limited to management of Tobira’s Project Team for clinical development and commercialization of Cenicriviroc. Your services will be performed partially at the Company’s headquarters in Manalapan, New Jersey, in addition to at the Company’s office in South San Francisco, California. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting base salary at the rate of $215,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s President & CEO and approved by the Company’s Board of Directors. Your target bonus will be equal to 20% of your annual base salary. Any bonus for the 2011 fiscal year will be pro-rated for the full-year of 2011 based on your start date. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored fringe benefits. In addition, you will be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time. Such policy currently provides for fifteen (15) days paid vacation each year, accruing on a monthly basis; two (2) personal days; and a minimum of eight (8) holidays. Please see the Benefits at a Glance Summary, attached hereto as Exhibit A, for more information.

Helen Jenkins

July 22, 2011

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, promptly following the date on which you commence employment with the Company, you will be granted an option to purchase 0.45% of the fully-diluted shares outstanding as of July 22, 2011 of the Company’s Common Stock. The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The Option will be immediately exercisable, but in the event that your service terminates for any reason before you vest in the shares, the unvested portion of the purchased shares will be subject to repurchase by the Company at the lower of (a) the original exercise price or (b) the fair market value of the shares at the time your service terminates. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

5. Patent, Copyright and Non-Disclosure Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Patent, Copyright and Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit B. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. You represent and warrant that you will not use or disclose, in connection with your Employment, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and that your employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Business Expenses. The Company will reimburse you for all reasonable and necessary out-of-pocket expenses incurred in connection with your duties to the Company during your employment with the Company. Such reimbursements will be contingent upon your presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Any reimbursement will (a) be paid promptly but not later than the last day of the calendar year following the year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (c) not be subject to liquidation or exchange for another benefit.

Helen Jenkins

July 22, 2011

8. Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New Jersey law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New Jersey in connection with any Dispute or any claim related to any Dispute.

* * * * *

Helen Jenkins

July 22, 2011

We hope that you will accept our offer to join the Company, and we are looking forward to your contributions to the Company’s success. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Patent, Copyright and Non-Disclosure Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on July 25, 2011. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before August 3, 2011.

If you have any questions, please call me at                     .

Sincerely,

TOBIRA T HERAPEUTICS,INC.

/s/ Andrew Asa Hindman
By:	Andrew Asa Hindman
Title:	President & Chief Executive Officer

I have read and accept this employment offer:

/s/ Helen Jenkins
Signature of Employee

Dated: July 23, 2011

Attachments

Exhibit A: Benefits at a Glance

Exhibit B: Patent, Copyright and Non-Disclosure Agreement